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                                                                     EXHIBIT 8.1






                       [Letterhead of Shearman & Sterling]



                                    [ ], 2003



Delphi Corporation
Delphi Properties, Inc.
5725 Delphi Drive
Troy, Michigan 48098


                             Delphi Properties, Inc.

Ladies and Gentlemen:

                  We have acted as federal income tax counsel to Delphi Corporation, a Delaware corporation ("Delphi"), and Delphi Properties, Inc., a Maryland corporation (the "Company" and, together with Delphi, the "Co-Issuers"), in connection with the issuance by the Co-Issuers of up to 13,800,000 shares of Company Series A preferred stock, which are automatically exchangeable into Delphi Series AA preferred stock upon the occurrence of certain events. In that capacity, you have requested our opinion regarding the ability of the Company to elect to be treated for United States federal income tax purposes as a real estate investment trust (a "REIT"), within the meaning of section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  In rendering this opinion, we have relied upon statements contained in letters to us from Delphi and the Company, each dated [____], 2003 and delivered in connection with this opinion (the "Representation Letters"). We have assumed, without independent verification or inquiry, that the statements made in the Representation Letters are true and correct and that the Representation Letters have been executed by an appropriate and authorized officer of Delphi and the Company, respectively.


                  In connection with this opinion, we have reviewed copies of the registration statement on Form S-3 (Registration No. 333-[____]), Form S-11 (Registration No. 333[___]) and Form S-11 (Registration No.333-[____]) filed by the Co-Issuers under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on [_____], 2003 and a copy of the related prospectus



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Delphi Corporation
Delphi Properties, Inc.
Page 2
[___], 2003




including the documents incorporated by reference therein, being hereinafter referred to as the "Prospectus") and have reviewed and relied upon originals or copies of such other agreements and documents as we deemed necessary or appropriate for purposes of the opinions rendered herein. In performing such review we have assumed the genuineness of all signatures on all documents reviewed by us, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of any documents executed, or to be executed, by the parties indicated therein, we have also assumed, without independent verification or inquiry, that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party, and that the transactions contemplated by such documents will be consummated in accordance with the terms thereof.


                  Based on the foregoing and in reliance thereon, and subject to the qualifications, exceptions and limitations contained herein, we are of the opinion that, commencing with its taxable year ending on December 31, 2003, the Company will be owned and organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

                  Qualification of the Company as a REIT will depend upon the satisfaction by the Company, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. No assurance can be given that the actual results of the Company's operations for any taxable year will satisfy all such requirements. We do not undertake to monitor whether the Company actually will satisfy the various qualification tests, and we express no opinion as to whether the Company actually will satisfy these various qualification tests.

                  We confirm that the statements contained in the Prospectus under the captions "Summary - The Offering - Tax Consequences" and "Federal Income Tax Considerations," insofar as such statements constitute a summary of the legal matters referred to therein, have been reviewed by us and are correct in all material respects.

                  This opinion is based on the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authorities and current administrative rulings, and such other laws and authorities as we have deemed relevant and necessary, all of which are subject to change, possibly with retroactive effect, and differing interpretation. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of


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Delphi Corporation
Delphi Properties, Inc.
Page 3
[___], 2003


any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which this opinion is based could adversely affect the conclusions set forth herein. This opinion is expressed as of the date hereof, and we undertake no obligation to supplement or revise our opinion to reflect any changes in applicable law (including changes that have retroactive effect) or in any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We have not considered and do not express any opinion other than that expressly set forth above. Nor have we addressed the consequences, if any, under the laws of any state, locality or foreign jurisdiction.

                  We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


                                                              Very truly yours,